

EXHIBIT 11

The following table sets forth the computation of basic and diluted earnings per share:
                                                             Three months ended September 30,     Nine months ended September 30,
                                                                   1999             1998                1999           1998
                                                               ----------       ----------          ----------       ----------
Numerator:
Net income (loss)                                              (1,103,824)        (751,740)         (3,547,878)      (3,400,467)
Dividends on Series A preferred stock                              (5,703)          (5,703)            (17,109)         (17,109)
                                                               ----------       ----------          ----------       ----------

Numerator for basic and diluted earnings (loss) per
share-income (loss) available to common shareholders           (1,109,527)        (757,443)         (3,564,987)      (3,417,576)
                                                               ----------       ----------          ----------       ----------

Denominator:
Denominator for basic earnings (loss) per share-
weighted average shares outstanding                             6,720,628        6,598,287           6,723,649        6,040,234
Effect of dilutive securities
Warrants                                                             --               --                  --               --
                                                               ----------       ----------          ----------       ----------

Dilutive potential common shares Denominator
for diluted earnings (loss) per share adjusted
weighted-average shares and assumed conversion                  6,720,628        6,598,287           6,723,649        6,040,234
                                                               ----------       ----------          ----------       ----------

Basic earnings (loss) per share                                     (0.17)           (0.11)              (0.53)           (0.57)
                                                               ----------       ----------          ----------       ----------

Diluted earnings (loss) per share                                   (0.17)           (0.11)              (0.53)           (0.57)
                                                               ----------       ----------          ----------       ----------


